W.W. GRAINGER, INC.

2005 Incentive Plan

Stock Option and Restricted Stock Unit Agreement

This Stock Option and Restricted Stock Unit Agreement (the “Agreement”) is dated as of ____________ and is entered into between W.W. Grainger, Inc., an Illinois corporation (the “Company”), and _____________ (the “Employee”).

Pursuant to the W.W. Grainger, Inc. 2005 Incentive Plan (the "Plan") and in consideration of the Employee's agreement to enter into that certain Unfair Competition Agreement between the Company and the Employee of even date herewith (the “Unfair Competition Agreement”), the Company desires to grant to the Employee (i) the right and option (“Option”) to purchase shares of the Company’s common stock (“Common Stock”) and (ii) restricted stock units (referred to herein as “RSUs”), and the Employee desires to enter into the Unfair Competition Agreement and accept such Option and RSUs (the “Awards”), on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement.

Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.

In consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

ARTICLE I

Grants

Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective as of the date first set forth above (the “Effective Date”), the Company hereby grants to the Employee the Option to purchase all or part of the number of shares of Common Stock specified on the Certificate of Stock Option Award issued hereunder, and _________ (______) RSUs.

ARTICLE II

Provisions Relating to Option

2.01       Certificate of Option Award. The Certificate of Stock Option Award (the “Certificate”) referred to in Article I above shall be dated as of the Effective Date and shall specify the Option price, the expiration date of the Option as set forth in Section 2.02 below, and the number of shares to which the Option applies, and may include other terms and conditions not inconsistent with the Plan. The Certificate is incorporated herein by reference and the terms of this Agreement, the Plan and the Unfair Competition Agreement are incorporated by reference into the Certificate.

2.02       Term of Option. The Option shall expire on the tenth (10th) anniversary of the Effective Date, subject to the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement.

2.03       Exercise Date. Unless otherwise provided in the Plan, the Option shall not be exercisable in whole or in part until the third (3rd) anniversary of the Effective Date (such date, the “Option Vesting Date”), provided, however, that the Option shall become immediately exercisable in the event of the death, disability or retirement of the Employee in accordance with the provisions of the applicable retirement plan. For purposes of this Agreement, the term “disability” means the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted for a continuous period of not less than twelve (12) months.

2.04       Notice. The Employee may exercise the Option by giving appropriate notice of the Employee’s desire to exercise the Option. The notice shall specify the number of shares to be acquired.

2.05       Payment of Purchase Price. The Employee shall at the time of exercise of Option (except in the case of a cashless exercise) tender to the Company the full purchase price. At the discretion of the Committee, and subject to such rules and regulations as it may adopt, the purchase price may be paid (i) in full in cash, (ii) in Common Stock already owned by the Employee for at least six months and having a fair market value on the date of exercise equal to the full purchase price, (iii) through a combination of cash and Common Stock, or (iv) through a cashless exercise through a broker-dealer approved for this purpose by the Company.

2.06       Minimum Exercise. An Option of 200 shares or less must be exercised in its entirety. An Option for more than 200 shares may be exercised in part for no fewer than 200 shares, or 100-share multiples in excess thereof, unless the remaining shares subject to the Option are less than 200 shares, in which case if any are exercised, the entire balance must be exercised.

ARTICLE III

Provisions Relating to RSUs

3.01       Vesting. If the Employee remains continuously employed by the Company or a Subsidiary until the fourth (4th) anniversary of the Effective Date (such date, the “RSU Vesting Date”), then 100 percent of the RSUs shall vest on such date, but no such vesting shall occur before the RSU Vesting Date unless otherwise provided or permitted by the Plan or this Agreement. Vesting of the RSUs means that the RSUs shall be converted into shares of Common Stock (“settled”) on the RSU Vesting Date, unless such settlement is deferred by the Employee as described in Section 3.04 below.

3.02       Effect of Termination of Employment. If the Employee’s employment is terminated by the Employee or by the Company or a Subsidiary prior to the fourth anniversary of the Effective Date for any reason other than the Employee’s retirement, death or disability, all of the RSUs shall be forfeited. If the Employee’s employment is terminated by reason of retirement prior to the fourth anniversary of the Effective Date, then the RSUs shall not be forfeited by reason of such employment termination, and the date of such retirement shall be the RSU Vesting Date for all purposes hereunder.

3.03       Stock Certificates. Upon the settlement of the RSUs on the RSU Vesting Date, stock certificates (the “Stock Certificates”) evidencing the conversion of the RSUs into shares of Common Stock shall be issued and registered in the Employee’s name. Subject to Section 4.02 of this Agreement, Stock Certificates representing such shares of Common Stock will be delivered to the Employee as soon as practicable after the RSU Vesting Date. If, however, the Employee elects to defer settlement of the RSUs as provided in Section 3.04 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between the Company and the Employee.

3.04       Deferral Election. With the prior approval of the Committee, the Employee may elect to defer to a later date the settlement of the RSUs that would otherwise occur on the RSU Vesting Date. The Committee shall, in its sole discretion, establish the rules and procedures for such settlement deferrals.

3.05       Dividends and Other Distributions. The Employee shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a number of shares of Common Stock corresponding to the number of RSUs held by the Employee, provided that if any such dividends or distributions are paid in shares, the fair market value of such shares shall be converted into RSUs, and further provided that such RSUs shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the RSUs with respect to which they relate.

ARTICLE IV

Provisions Relating to Both Awards

4.01     Agreement to Serve. The Employee agrees to remain in the employ of the Company or its subsidiaries for a period of at least one year from the Effective Date, subject to the right of the Company to terminate such employment, and except in the case of an event which, under the provisions of the Plan, accelerates vesting of the Awards.

4.02       Tax Withholding Obligations. The Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the award, deferral, vesting, exercise or settlement (as the case may be) of the Awards. Alternatively, the Company may, at its sole election, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Company may withhold, and the Committee may in its discretion permit the Employee to elect (subject to such conditions as the Committee shall require) to have the Company withhold, a number of shares of Common Stock otherwise deliverable having a fair market value sufficient to satisfy the required statutory minimum withholding. The Company shall not deliver any of the shares of Common Stock until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

4.03       Restriction on Transferability. Except to the extent otherwise provided in the Plan, the Awards may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

4.04       Rights as Shareholder. The Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Awards. Upon exercise of the Option and settlement of the RSUs, the Employee will obtain, with respect to the shares of Common Stock received in such exercise or settlement, full voting and other rights as a shareholder of the Company.

4.05       Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

4.06       Effect on Other Employee Benefit Plans. The value of the Awards granted pursuant to this Agreement and the value of shares of Common Stock received in exercise or settlement (as the case may be) of such Awards shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

4.07       No Employment Rights. The Awards granted pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary.

4.08       Amendment. This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affecting the rights of the Employee hereunder may be made without the Employee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Awards or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Awards which are then subject to restrictions as provided herein.

4.09       Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to Employee shall be addressed to Employee at the address listed in the employer’s records. By a notice given pursuant to this Section 4.09, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

4.10       Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

4.11       Construction. The Options are being issued pursuant to Article 6 (Stock Options) of the Plan and the RSUs are being issued pursuant to Article 8 (Restricted Stock and Restricted Stock Units) of the Plan. Both Awards are subject to the terms of the Plan. The Employee acknowledges receipt of the Plan booklet which contains the entire Plan, and the Employee represents and warrants that he has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

4.12	Miscellaneous.

(a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Employee’s rights under this Agreement without the Employee’s written approval.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c) All obligations of the Company under the Plan and this Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

EMPLOYEE	W.W. GRAINGER, INC.

____________________________	By: _____________________________

Date: _______________________	Date: ____________________________

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